Exhibit 5.1

Santiago (Chile), February 11, 2026

LATAM Airlines Group S.A.

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Ladies and Gentlemen,

We have acted as special Chilean counsel for LATAM Airlines Group S.A., a publicly held stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (the “Company”), in connection with the Company’s filing on July 18, 2024 of a registration statement on Form F-3 (the “Registration Statement”) and the accompanying prospectus supplement referred to in the Registration Statement (the “Prospectus Supplement”) dated February 9, 2026 and filed on February 10, 2026 with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for the issuance by the Company of 12,000,000 American Depositary Shares (the “ADSs”), representing ordinary shares of Company, evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Third Amended and Restated Deposit Agreement, dated as of September 21, 2017, as amended by the first amendment, dated as of March 12, 2021, and the second amendment, dated as of July 24, 2024, by and among the Company, JPMorgan Chase Bank N.A., as depositary, and the registered holders and beneficial owners from time to time of ADSs, as may further amended from time to time (the “Deposit Agreement”), in connection with the sale by the selling shareholder named in the Prospectus Supplement (the “Selling Shareholder”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements and certificates and other instruments, and examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion letter.

In connection with the opinions expressed below, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, we advise you that, in our opinion:

(1) The Company is a publicly held stock corporation (sociedad anónima abierta), duly organized and validly existing under the laws of the Republic of Chile.

(2) All ordinary shares of the Company held by the Selling Shareholder and to be represented by ADSs pursuant to the terms of the Prospectus Supplement, have been duly authorized and validly issued, fully paid and non-assessable.

(3) In connection with any future issuance, offer and sale of the Company, when (i) all applicable governmental approvals are obtained and all necessary filings, publications and registrations with any governmental authority, agency or body are effective, (ii) all necessary legal, regulatory, corporate and shareholder actions are taken by the Company and its shareholders, including actions taken by a shareholders’ meeting and the board of directors of the Company in order to effect the capital increase and issue new shares of stock, the registration if such shares of stock in the Securities Registry (Registro de Valores) kept by the CMF and the offering thereof preemptively to the shareholders of the Company in accordance with Chilean Corporate law, (iii) a definitive underwriting, subscription, purchase or similar agreement relating to the issuance, offer and sale of future ordinary shares of the Company is duly authorized, executed and delivered by all parties thereto, including the Company, and (iv) such ordinary shares of the Company are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, subscription, purchase or similar agreement and registered in the name of the purchaser in the Company’s shareholders’ registry, then such ordinary shares of the Company, would have been duly authorized, validly issued, fully paid and non-assessable.

We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Common Shares. This opinion letter is for your benefit in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K, dated February 11, 2026, and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ José María Eyzaguirre B.

Claro & Cia.